Exhibit 23.3

Consent of Independent Certified Public Accounting Firm

We have issued our report dated April 30, 2008 with respect to the consolidated financial statements of the Philadelphia Stock Exchange, Inc. and Subsidiaries for the years ended December 31, 2007 and 2006, appearing in the Form 8-K/A of The NASDAQ OMX Group, Inc., dated August 1, 2008, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania

January 29, 2009